UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 18, 2006

Startech Environmental Corporation
(Exact Name of Registrant as Specified in Charter)

Colorado	0-25312	84-128657
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

15 Old Danbury Road, Suite 203 Wilton, CT 06897 (Address of Principal Executive Offices) (Zip Code)

(203) 762-2499
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On November 22, 2005, Startech Environmental Corporation (the “Company”), entered into the SICAV ONE Stock Purchase Agreement and SICAV TWO Stock Purchase Agreement (collectively, the “Purchase Agreements”) with Mercatus & Partners, Limited (“Mercatus”). Pursuant to the Purchase Agreements, the Company agreed to sell to Mercatus an aggregate of 2,816,900 restricted shares of common stock (the “Restricted Shares”), no par value per share (“Common Stock”), for an aggregate purchase price of $5,000,000. Mercatus had up to thirty days from the date of the delivery of the Restricted Shares to a custodial bank, which took place on December 15, 2005, to tender the purchase price to the Company.

As of the date of this Current Report on Form 8-K, and following numerous requests by the Company, Mercatus has not tendered the purchase price to the Company. As a result, the Company has concluded that it no longer has confidence that Mercatus will tender the purchase price. Accordingly, the Company has requested that all the Restricted Shares be returned to the Company immediately, as permitted by the terms of the Purchase Agreements and has further terminated the Purchase Agreements. Failure by Mercatus to return the Restricted Shares by a date certain may result in the Company taking legal action against Mercatus and its principals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2006

                                                STARTECH ENVIRONMENTAL CORPORATION

                                                By: /s/ Peter J. Scanlon
                                                   Name: Peter J. Scanlon
                               Title: Chief Financial Officer